Exhibit 99.1

Solid Power Appoints Former Senior NASA Executive Lesa Roe to Board of Directors

–	Roe strengthens Solid Power’s board by adding extensive executive leadership, strategy, and operational oversight expertise

LOUISVILLE, Colo., January 18, 2022 – Solid Power, Inc. ("Solid Power") (Nasdaq: SLDP), an industry-leading developer of all-solid-state battery cells for electric vehicles, today announced its board of directors appointed Lesa Roe to the board, effective January 17, 2022, bringing the total number of board members to eight.

Ms. Roe brings to the Solid Power board more than 35 years of executive leadership and engineering experience, including in the matters of strategy, corporate management and budget oversight. Until December 2021, Ms. Roe served as the Chief Executive Officer and Chancellor of the University of North Texas System, where she managed three universities with a combined annual revenue of $1.3 billion, 14,000 employees and enrollment of over 49,000 students. Previously, from 1984 until 2017, Ms. Roe served in successive roles at the National Aeronautics and Space Administration (“NASA”), culminating in her serving as NASA’s Acting Deputy Administrator, NASA’s second in command, and Deputy Chief Operating Officer. During her tenure, Ms. Roe led strategy, execution, operations, and corporate management nationally across all ten NASA field centers, five product lines, managed a $19.6 billion annual budget, $31 billion in assets and had oversight of 17,000 employees.

“Lesa’s extensive leadership experience and technical background in engineering make her a valuable addition to our board,” said David Jansen, Chairperson and President of Solid Power. “We are excited to welcome Lesa to the Solid Power board and look forward to her strategic input as we prepare to produce full-scale all-solid-state batteries for automotive qualification.”

About Solid Power

Solid Power is an industry-leading developer of all-solid-state rechargeable battery cells for electric vehicles and mobile power markets. Solid Power replaces the flammable liquid electrolyte in a conventional lithium-ion battery with a proprietary sulfide-based solid electrolyte. As a result, Solid Power's all-solid-state battery cells are expected to be safer and more stable across a broad temperature range, provide an increase in energy density compared to the best available rechargeable battery cells, enable less expensive, more energy-dense battery pack designs and be compatible with traditional lithium-ion manufacturing processes. For more information, visit http://www.solidpowerbattery.com/.

Solid Power Contact Information

For Investors:
Kevin Paprzycki
Chief Financial Officer
1 (800) 799-7380
investors@solidpowerbattery.com

For Media:
Will McKenna
Marketing Communications Director
(720) 598-2877
press@solidpowerbattery.com

Website: www.solidpowerbattery.com
Twitter: https://twitter.com/SolidPowerInc
LinkedIn: https://www.linkedin.com/company/solid-power